Exhibit 3.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “HOOKIPA PHARMA INC.”, FILED IN THIS OFFICE ON THE THIRTIETH DAY OF JUNE, A.D. 2022, AT 12:27 O’CLOCK P.M.

6317212 8100 SR# 20222875812	Authentication: 203813208 Date: 06-30-22

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 12:27 PM 06/30/2022 FILED 12:27 PM 06/30/2022 SR 20222875812 - File Number 6317212	CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HOOKIPA PHARMA INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

HOOKIPA Pharma Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows.

1.           The name of this corporation is HOOKIP A Pharma Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on February 15, 2017, and an Amended and Restated Certificate of Incorporation was filed by the Corporation with the Secretary of State of Delaware on April 23, 2019 (the “Amended and Restated Certificate of Incorporation”).

2.           This Certificate of Amendment of the Certificate of Incorporation was duly adopted by written consent of the board of directors and the stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3.           The First paragraph of Article Fourth of the Amended and Restated Certificate of Incorporation, in its entirety, is hereby amended by amending and restating as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is two hundred thirteen million nine hundred thousand (213,900,000) shares of which (i) two hundred million (200,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), (ii) three million nine hundred thousand (3,900,000) shares shall be a class designated as Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) and (iii) ten million (10,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).”

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of this Corporation on this 30th day of June, 2022.

By:	/s/ Joern Aldag
Name: Joern Aldag
Title: Chief Executive Officer

[Signature Page to Certificate of Amendment]